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                                                                   EXHIBIT 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement on Form S-8 and in the Prospectus which forms a part of the Registration Statement of our report dated February 20, 1997, on our audits of the consolidated financial statements and financial statement schedules of American International Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in the Company Annual Report on Form 10-K. We also consent to the reference to our firm in Item 5 of the Registration Statement and under the caption "Experts" in the Prospectus.

                                          COOPERS & LYBRAND L.L.P.

New York, New York
March 25, 1998